Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

Board of Directors

ONEOK Partners GP, L.L.C.:

We have audited the accompanying consolidated balance sheet of ONEOK Partners GP, L.L.C. as of December 31, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of ONEOK Partners GP, L.L.C. as of December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note B of the Notes to Consolidated Balance Sheet, the Company adopted the provisions of Emerging Issues Task Force Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

/s/ KPMG LLP

Tulsa, Oklahoma

September 24, 2007

ONEOK Partners GP, L.L.C.

CONSOLIDATED BALANCE SHEET

December 31, 2006
Assets	(Thousands of dollars)
Current Assets
Cash and cash equivalents	$47,049
Accounts receivable, net	298,697
Affiliate receivables	87,288
Gas and natural gas liquids in storage	198,141
Commodity exchanges and imbalances	53,433
Prepaid expenses and other	33,428

Total Current Assets	718,036

Property, Plant and Equipment
Property, plant and equipment	3,424,474
Accumulated depreciation and amortization	660,819

Net Property, Plant and Equipment (Note B)	2,763,655

Investments and Other Assets
Investments in unconsolidated affiliates (Note H)	748,879
Goodwill and intangible assets (Note G)	882,133
Other	26,191

Total Investments and Other Assets	1,657,203

Total Assets	$5,138,894

Liabilities and Member’s Equity
Current Liabilities
Current maturities of long-term debt	$11,931
Notes payable	6,000
Accounts payable	361,967
Affiliate payables	81,417
Commodity exchanges and imbalances	175,927
Other	97,278

Total Current Liabilities	734,520

Long-Term Debt, net of current maturities (Note E)	2,019,598
Due to Parent	83,846
Deferred Credits and Other Liabilities
Deferred income taxes	22,009
Other liabilities	36,818

Total Deferred Credits and Other Liabilities	58,827

Commitments and Contingencies (Note I)
Minority Interests in Consolidated Subsidiaries	2,158,155
Member’s Equity
Paid in capital	42,360
Accumulated other comprehensive loss	(33)
Retained earnings	41,621

Total Member’s Equity	83,948

Total Liabilities and Member’s Equity	$5,138,894

See accompanying Notes to Consolidated Balance Sheet.

NOTES TO CONSOLIDATED BALANCE SHEET

A. ORGANIZATION AND MANAGEMENT

In this report, references to “we,” “us,” and “our” refer to ONEOK Partners GP, L.L.C. and its subsidiaries.

ONEOK Partners GP, L.L.C. (ONEOK Partners GP), a Delaware limited liability company, is a wholly owned subsidiary of ONEOK, Inc. (ONEOK). ONEOK Partners GP owns 100 percent of ONEOK Partners L.P.’s (ONEOK Partners) two percent general partnership interest. Additionally, ONEOK Partners GP owns 500,000 limited partner units of ONEOK Partners. We consolidate ONEOK Partners in accordance with Emerging Issues Task Force Issue No. 04-5 (EITF 04-5), “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-5 presumes that a general partner controls a limited partnership and therefore should consolidate the partnership in the financial statements of the general partner.

B. SUMMARY OF ACCOUNTING POLICIES

Critical Accounting Policies

The following is a summary of our most critical accounting policies, which are defined as those policies most important to the portrayal of our financial condition and results of operations and requiring management’s most difficult, subjective, or complex judgment, particularly because of the need to make estimates concerning the impact of inherently uncertain matters. We have discussed the development and selection of our critical accounting policies and estimates with the Audit Committee of our Board of Directors.

Impairment of Long-Lived Assets, Goodwill and Intangible Assets - We assess our long-lived assets for impairment based on Statement of Financial Accounting Standards No. 144 (Statement 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” A long-lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may exceed its fair value. Fair values are based on the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the assets.

We assess our goodwill and intangible assets for impairment at least annually based on Statement of Financial Accounting Standards No. 142 (Statement 142), “Goodwill and Other Intangible Assets.” In the third quarter of 2006, we changed our annual goodwill impairment testing date to July 1. An initial assessment is made by comparing the fair value of the operations with goodwill, as determined in accordance with Statement 142, to the book value of each reporting unit. If the fair value is less than the book value, an impairment is indicated, and we must perform a second test to measure the amount of the impairment. In the second test, we calculate the implied fair value of the goodwill by deducting the fair value of all tangible and intangible net assets of the operations with goodwill from the fair value determined in step one of the assessment. If the carrying value of the goodwill exceeds this calculated implied fair value of the goodwill, we will record an impairment charge. See Note G for more discussion of goodwill.

Intangible assets with a finite useful life are amortized over their estimated useful life, while intangible assets with an indefinite useful life are not amortized. All intangible assets are subject to impairment testing.

For the investments we account for under the equity method, the premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill and under Statement 142, is not subject to amortization but rather to impairment testing pursuant to Accounting Principles Board Opinion No. 18 (APB Opinion No. 18), “The Equity Method of Accounting for Investments in Common Stock.” The impairment test under APB Opinion No. 18 considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. Therefore, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method to determine whether current events or circumstances warrant adjustments to our carrying value in accordance with APB Opinion No. 18.

We do not currently anticipate any goodwill or asset impairments to occur within the next year, but if such events were to occur over the long-term, the impact could be significant to our financial condition.

Contingencies - Our accounting for contingencies covers a variety of business activities, including contingencies for legal and environmental exposures. We accrue these contingencies when our assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered and an amount can be reasonably estimated in accordance with Statement of Financial Accounting Standards No. 5 (Statement 5), “Accounting for Contingencies.” We base our estimates on currently available facts and our estimates of the ultimate outcome or resolution.

Significant Accounting Policies

Principles of Consolidation and Use of Estimates - The consolidated financial statements include the accounts of ONEOK Partners GP and our subsidiaries over which we have control. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliates are accounted for using the equity method if we have the ability to exercise significant influence over operating and financial policies of our investee; conversely, if we do not have the ability to exercise significant influence, then we use the cost method. Impairment of equity and cost method investments is assessed when the impairments are other than temporary.

In June 2005, the Financial Accounting Standards Board (FASB) ratified the consensus reached in EITF 04-5 which presumes that a general partner controls a limited partnership and therefore should consolidate the partnership in the financial statements of the general partner. Effective January 1, 2006, we were required to consolidate ONEOK Partners’ operations in our Consolidated Balance Sheet. We recorded a minority interests liability on our 2006 Consolidated Balance Sheet to recognize the 97.4 percent of ONEOK Partners that we do not own. We reflected our 2.6 percent share of ONEOK Partners’ accumulated other comprehensive income (loss) at December 31, 2006, in our consolidated accumulated other comprehensive income (loss). The remaining 97.4 percent is reflected as an adjustment to minority interests in consolidated subsidiaries.

The preparation of financial statements in accordance with United States generally accepted accounting principles (GAAP) requires us to make estimates and assumptions with respect to values or conditions that cannot be known with certainty that affect the reported amount of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements. Although we believe these estimates and assumptions are reasonable, actual results could differ.

Regulation - ONEOK Partners’ intrastate natural gas transmission pipelines are subject to the rate regulation and accounting requirements of the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC) and Texas Railroad Commission (RRC). ONEOK Partners’ interstate natural gas and natural gas liquids pipelines are subject to regulation by the Federal Energy Regulatory Commission (FERC). ONEOK Partners’ Interstate Natural Gas Pipelines segment and portions of its Pipelines and Storage segment follow the accounting and reporting guidance contained in Statement of Financial Accounting Standards No. 71 (Statement 71), “Accounting for the Effects of Certain Types of Regulation.” During the rate-making process, regulatory authorities may allow ONEOK Partners to defer recognition of certain costs and permit recovery of the amounts through rates over time as opposed to expensing such costs as incurred. This allows ONEOK Partners to stabilize rates over time rather than passing such costs on to the customer for immediate recovery. Accordingly, actions by regulatory authorities could have an effect on the amount recovered from rate payers. Any difference in the amount recoverable and the amount deferred is written off at the time of the regulatory action. If all or a portion of the regulated operations are no longer subject to the provisions of Statement 71, a write-off of regulatory assets and costs not recovered may be required.

At December 31, 2006, ONEOK Partners recorded regulatory assets, which are currently being recovered or are expected to be recovered from its customers, of approximately $9.2 million. Regulatory assets are being recovered as a result of approved rate proceedings over varying time periods up to 40 years. These assets are reflected in other assets on our Consolidated Balance Sheet.

Asset Retirement Obligations - Statement of Financial Accounting Standards No. 143 (Statement 143), “Accounting for Asset Retirement Obligations” applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. Statement 143 requires that we recognize the fair value of a liability for an asset retirement obligation in the period when it is incurred if a reasonable estimate of the fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period.

In accordance with long-standing regulatory treatment, ONEOK Partners collects through rates the estimated costs of removal on certain regulated properties through depreciation expense, with a corresponding credit to accumulated depreciation and amortization. These removal costs are non-legal obligations as defined by Statement 143. However, these non-legal asset removal obligations are accounted for as a regulatory liability under Statement 71. Historically, the regulatory authorities which have jurisdiction over its regulated operations have not required ONEOK Partners to track this amount; rather these costs are addressed prospectively as depreciation rates are set in each general rate order. ONEOK Partners has made an estimate of its removal cost liability using current rates since the last general rate order in each of its jurisdictions. However, significant uncertainty exists regarding the ultimate determination of this liability pending, among other issues, clarification of regulatory intent. ONEOK Partners continues to monitor the regulatory authorities and the liability may be adjusted as more information is obtained.

Cash and Cash Equivalents - Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Income Taxes - We are a single-member limited liability company (LLC) and are taxed as a disregarded entity. Accordingly, we are included in the consolidated tax return of ONEOK. ONEOK Partners is not a taxable entity for federal income tax purposes. As such, it does not directly pay federal income tax although ONEOK Partners has corporate subsidiaries that are required to pay federal and state income taxes. ONEOK Partners’ taxable income or loss is included in the federal income tax returns of each partner, including us. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss carry forwards.

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,” which was effective for our year beginning January 1, 2007. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires the recognition of penalties and interest on any unrecognized tax benefits. Our policy is to reflect penalties and interest as part of income tax expense as they become applicable. We have no tax positions that would require establishment of a reserve under FIN 48.

We file numerous consolidated and separate income tax returns in the United States federal jurisdiction and in many state jurisdictions. We also file returns in Canada. No returns are currently under audit, and no extensions of statute of limitations have been granted.

Property - The following table sets forth property, by segment, for the period indicated.

December 31, 2006
(Thousands of dollars)
Non-Regulated
Gathering and Processing	$1,133,614
Natural Gas Liquids	547,495
Pipelines and Storage	219,424
Other	50,806
Regulated
Pipelines and Storage	1,004,022
Interstate Natural Gas Pipelines	469,113

Property, plant and equipment	3,424,474
Accumulated depreciation and amortization	660,819

Net property, plant and equipment	$2,763,655

Regulated Property - Regulated properties are stated at cost, which includes an allowance for equity funds used during construction (AFUDC). The AFUDC represents the capitalization of the estimated average cost of equity funds used during the construction of major projects. At December 31, 2006, property, plant and equipment on our Consolidated Balance Sheet included construction work in progress of $100.5 million.

Other Property - Gas processing plants, natural gas liquids fractionation plants and all other properties are stated at cost.

Environmental Expenditures - We accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study. Such accruals are adjusted as further information becomes available or as circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Inventory, Natural Gas Imbalances and Commodity Exchanges - Inventory is valued at the lower of cost or market. The values of current natural gas and natural gas liquids in storage are determined using the weighted average cost method. Noncurrent natural gas in storage is classified as property and valued at cost. Materials and supplies are valued at average cost. Natural gas imbalances and natural gas liquid exchanges are valued at market or their contractually stipulated rate. Imbalances and natural gas liquid exchanges are settled in cash or made up in-kind, subject to the terms of the pipelines’ tariffs or by agreement.

In September 2005, the FASB ratified the consensus reached in Emerging Issues Task Force Issue No. 04-13 (EITF 04-13), “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” EITF 04-13 defines when a purchase and a sale of inventory with the same party that operates in the same line of business should be considered a single nonmonetary transaction. EITF 04-13 was effective for new arrangements that a company enters into in periods beginning after March 15, 2006. We completed our review of the applicability of EITF 04-13 to our operations and determined that it did not have a material impact on our financial position.

Derivatives and Risk Management - ONEOK Partners utilizes financial instruments to reduce its market risk exposure to interest rate and commodity price fluctuations and achieve more predictable cash flows. It accounts for derivative instruments utilized in connection with these activities and services under the fair value basis of accounting in accordance with Statement of Financial Accounting Standards No. 133 (Statement 133), “Accounting for Derivative Instruments and Hedging Activities,” as amended.

Under Statement 133, entities are required to record derivative instruments at fair value. The fair value of a derivative instrument is determined by commodity exchange prices, over-the-counter quotes, volatility and time value.

To minimize the risk of fluctuations in natural gas, natural gas liquids and condensate prices, ONEOK Partners periodically enters into futures, collars or swap transactions in order to hedge anticipated purchases and sales of natural gas, condensate and natural gas liquids and associated equity margins. Interest rate swaps are also used to manage interest rate risk. Under certain conditions, these derivative instruments are designated as a hedge of exposure to changes in cash flow. For hedges of exposure to changes in cash flow, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any ineffectiveness of designated hedges is reported in earnings in the period the ineffectiveness occurs. For hedges of exposure to changes in fair value, the gain or loss on the derivative instrument is recognized in earnings during the period of change together with the offsetting gain or loss on the hedged item attributable to the risk being hedged.

Many of ONEOK Partners’ purchase and sale agreements that otherwise would be required to follow derivative accounting qualify as normal purchases and normal sales under Statement 133 and are therefore exempt from fair value accounting treatment.

See Note F for a discussion of derivatives and risk management activities.

Unamortized Debt Premium, Discount and Expense - ONEOK Partners amortizes premiums, discounts and expenses incurred in connection with the issuance of long-term debt consistent with the terms of the respective debt instruments.

Other

In September 2006, the SEC staff issued SAB Topic 1N (SAB 108), “Financial Statements - Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which addresses how to quantify the effect of an error on the financial statements. SAB 108 is effective for our year ended December 31, 2006. We have reviewed the applicability of SAB 108 to our operations and have determined that it did not have an impact on our consolidated financial statements.

Fair Value Measurements - In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (Statement 157), “Fair Value Measurements,” which establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. Statement 157 is effective for our year beginning January 1, 2008. We are currently reviewing the applicability of Statement 157 to our operations and its potential impact on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (Statement 159), “The Fair Value Option for Financial Assets and Financial Liabilities,” which allows companies to elect to measure specified financial assets and liabilities, firm commitments, and nonfinancial warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. Statement 159 is effective for our year beginning January 1, 2008. We are currently reviewing the applicability of Statement 159 to our operations and its potential impact on our consolidated financial statements.

C. ACQUISITIONS AND DIVESTITURES

Overland Pass Pipeline Company - In May 2006, ONEOK Partners entered into an agreement with a subsidiary of The Williams Companies, Inc. (Williams) to form a joint venture called Overland Pass Pipeline Company LLC (Overland Pass Pipeline Company). Overland Pass Pipeline Company will build a 760-mile natural gas liquids pipeline from Opal, Wyoming to the Mid-Continent natural gas liquids market center in Conway, Kansas. The pipeline will be designed to transport approximately 110,000 barrels per day of natural gas liquids, which can be increased to approximately 150,000 barrels per day with additional pump facilities. As the 99 percent owner of the joint venture, ONEOK Partners will manage the construction project, advance all costs associated with construction and operate the pipeline. Within two years of the pipeline becoming operational, Williams has the option to increase its ownership up to 50 percent by reimbursing ONEOK Partners for its proportionate share of all construction costs. If Williams exercises its option to increase its ownership to the full 50 percent, Williams would have the option to become operator. Construction of the pipeline is expected to begin in the fall of 2007, with start up scheduled for early 2008. As part of a long-term agreement, Williams dedicated its natural gas liquids production from two of its gas processing plants in Wyoming to the joint-venture company. ONEOK Partners will provide downstream fractionation, storage and transportation services to Williams. The pipeline project is currently estimated to cost approximately $433 million excluding AFUDC. During 2006, ONEOK Partners paid $11.6 million to Williams for acquisition of its interest in the joint venture and for reimbursement of initial capital expenditures.

The ONEOK Transactions - In April 2006, ONEOK Partners acquired certain companies comprising ONEOK’s former gathering and processing, natural gas liquids, and pipelines and storage segments, collectively referred to as the “ONEOK Energy Assets,” from ONEOK, in a series of transactions collectively referred to as the “ONEOK Transactions.” As part of the ONEOK Transactions, ONEOK Partners GP acquired ONEOK NB, formerly Northwest Border Pipeline Company, an affiliate of TransCanada Corporation that held the remaining 0.35 percent general partner interest in ONEOK Partners, under a Purchase and Sale Agreement between us and an affiliate of TransCanada Corporation. As a result, we own ONEOK Partners’ entire 2 percent general partner interest.

ONEOK Partners acquired the ONEOK Energy Assets for approximately $3 billion, including $1.35 billion in cash, before adjustments, and approximately 36.5 million Class B limited partner units. The Class B limited partner units and the related general partner interest contribution were valued at approximately $1.65 billion. ONEOK Partners also used $1.05 billion drawn under a $1.1 billion 364-day credit agreement (the Bridge Facility), coupled with the proceeds from the sale of a 20 percent partnership interest in Northern Border Pipeline Company (Northern Border Pipeline), to finance the transaction. ONEOK’s total interest in ONEOK Partners is 45.7 percent, consisting of the 2 percent general partner interest and 500,000 limited partner units owned by us and approximately 36.5 million Class B limited partner units owned directly by ONEOK.

In June 2005, the FASB ratified the consensus reached in EITF Issue No. 04-5. EITF 04-5 presumes that a general partner controls a limited partnership and therefore should consolidate the partnership in the financial statements of the general partner. As we are deemed to control ONEOK Partners under the requirements of EITF 04-5, the ONEOK Transactions were accounted for as a transaction between entities under common control and the transaction is excluded from the accounting indicated by Statement of Financial Accounting Standards No. 141, “Business Combinations.” Accordingly, ONEOK’s historical cost basis in the ONEOK Energy Assets was transferred to ONEOK Partners in a manner similar to a pooling of interests. The difference between the historical cost basis of the net assets acquired of $2.7 billion and the cash paid has been assigned to the value of the Class B limited partner units issued to ONEOK and our general partner interest in ONEOK Partners. These assets are included in our Consolidated Balance Sheet as of January 1, 2006. The following table shows the impact to our Consolidated Balance Sheet for the ONEOK Energy Assets as of December 31, 2005.

ONEOK Energy Assets	December 31, 2005
(Thousands of dollars)
Assets
Current assets	$769,808
Property, plant and equipment, net	1,997,397
Goodwill and intangibles	513,904
Investments and other	71,983

Total assets	$3,353,092

Liabilities
Accounts payable	$353,997
Other current liabilities	278,092
Other deferred credits	21,095

Total liabilities	$653,184

Net assets acquired	$2,699,908

Under the terms of the ONEOK Transactions, ONEOK Partners recorded a $72.6 million purchase price adjustment related to a finalized working capital settlement. The working capital settlement is reflected as an increase to the value of the Class B limited partner units and was approved by the ONEOK Partners Audit Committee.

Disposition of 20 Percent Partnership Interest in Northern Border Pipeline - In April 2006, ONEOK Partners completed the sale of a 20 percent partnership interest in Northern Border Pipeline to TC PipeLines Intermediate Limited Partnership, a subsidiary of TC PipeLines, LP, (TC PipeLines) for approximately $297 million. ONEOK Partners and TC PipeLines each now own a 50 percent interest in Northern Border Pipeline and an affiliate of TransCanada became the operator of the pipeline in April 2007. Under Statement of Financial Accounting Standards No. 94 (Statement 94), “Consolidation of All Majority Owned Subsidiaries,” a majority-owned subsidiary should not be consolidated if control is likely to be temporary or if it does not rest with the majority owner. Neither ONEOK Partners nor TC PipeLines has control of Northern Border Pipeline, as control is shared equally through Northern Border Pipeline’s Management Committee. Following the completion of the transactions, ONEOK Partners no longer consolidates Northern Border Pipeline in its financial statements. This change is reflected by ONEOK Partners retroactive to January 1, 2006.

Acquisition of Guardian Pipeline Interests - In April 2006, ONEOK Partners acquired a 66-2/3 percent interest in Guardian Pipeline, L.L.C. (Guardian Pipeline) for approximately $77 million increasing its ownership to 100 percent. ONEOK Partners used borrowings from its credit facility to fund the acquisition of the additional interest in Guardian Pipeline. Following the completion of the transaction, ONEOK Partners consolidated Guardian Pipeline in its financial statements. This change was retroactive to January 1, 2006. Prior to the transaction, ONEOK Partners’ 33-1/3 percent interest in Guardian Pipeline was accounted for as an investment under the equity method.

D. CREDIT FACILITIES

Partnership Credit Agreement - In December 2006, ONEOK Partners amended its 2006 Partnership Credit Agreement. This agreement now provides for the exclusion of hybrid securities from debt in an amount not to exceed 15 percent of total capitalization when calculating the leverage ratio. Material projects may now be approved by the administrative agent as opposed to requiring approval from 50 percent of the lenders. The methodology of making pro forma adjustments to EBITDA (net income before interest expense, income taxes and depreciation and amortization) that is used in the calculation of the financial covenants with respect to approved material projects was also amended. The amendment excluded the Overland Pass Pipeline Company agreement from the covenant that limits ONEOK Partners’ ability to enter into agreements that restrict its ability to grant liens to the lenders under the 2006 Partnership Credit Agreement. At December 31, 2006, a letter of credit of $10 million was outstanding under the 2006 Partnership Credit Agreement.

Under the 2006 Partnership Credit Agreement, ONEOK Partners is required to comply with certain financial, operational and legal covenants. These requirements include:

•	maintaining a ratio of indebtedness to adjusted EBITDA (EBITDA adjusted for pro forma operating results of acquisitions made during the year) of no more than 4.75 to 1, and
•	maintaining a ratio of EBITDA (net income before interest expense, income taxes and depreciation and amortization) to interest expense of not less than 3 to 1.

If ONEOK Partners consummates one or more acquisitions in which the aggregate purchase price is $25 million or more, the allowable ratio of indebtedness to adjusted EBITDA will be increased to 5.25 to 1 for two calendar quarters following the acquisitions. Upon any breach of these covenants, amounts outstanding under the 2006 Partnership Credit Agreement may become immediately due and payable. At December 31, 2006, ONEOK Partners was in compliance with these covenants.

On March 30, 2007, ONEOK Partners amended and restated its five-year revolving credit facility agreement (2007 Partnership Credit Agreement), with several banks and other financial institutions and lenders in the following principal ways: (i) revised the pricing, (ii) extended the maturity by one year to March 2012, (iii) eliminated the interest coverage ratio covenant, (iv) increased the permitted ratio of indebtedness to EBITDA to 5 to 1 (from 4.75 to 1), (v) increased the swingline sub-facility commitments from $15 million to $50 million and (vi) changed the permitted amount of subsidiary indebtedness from $35 million to 10 percent of ONEOK Partners’ consolidated indebtedness.

In July 2007, ONEOK Partners exercised the accordion feature of its amended and restated 2007 Partnership Credit Agreement to increase the commitment amounts by $250 million to a total of $1.0 billion.

Guardian Pipeline - Guardian Pipeline maintains a $10 million revolving note agreement. The revolving note agreement permits Guardian Pipeline to choose rates based on the prime commercial lending rate or LIBOR as the interest rate on its outstanding borrowings, specify the portion of the borrowings to be covered by specific interest rate options and specify the interest rate period. At December 31, 2006, Guardian Pipeline had $6.0 million outstanding under its revolving note agreement at an average interest rate of 6.59 percent, due January 2007. The Guardian Pipeline revolving credit agreement terminates in November 2007.

Guardian Pipeline’s revolving note agreement contains typical covenants, including financial covenants that require the maintenance of a ratio of (1) EBITDAR (net income plus interest expense, income taxes, operating lease expense and depreciation and amortization) to the sum of interest expense plus operating lease expense of not less than 1.5 to 1, and (2) total indebtedness to EBITDAR of not greater than 6.75 to 1. Upon any breach of these covenants, all amounts outstanding under the note agreement may become due and payable immediately. At December 31, 2006, Guardian Pipeline was in compliance with its financial covenants.

E. LONG-TERM DEBT

The following table sets forth our long-term debt for the periods indicated.

December 31, 2006
(Thousands of dollars)
ONEOK Partners:
$250,000 at 8.875% due 2010	$250,000
$225,000 at 7.10% due 2011	225,000
$350,000 at 5.90% due 2012	350,000
$450,000 at 6.15% due 2016	450,000
$600,000 at 6.65% due 2036	600,000

1,875,000

Guardian Pipeline:
Average 7.86% due 2022	145,572

Total long-term notes payable	2,020,572
Change in fair value of hedged debt	12,310
Unamortized debt premium	(1,353)
Current maturities	(11,931)

Long-term debt	$2,019,598

The aggregate maturities of long-term debt outstanding for years 2007 through 2011 are shown below.

	ONEOK Partners	Guardian Pipeline	Total

	(Millions of dollars)
2007	$ —	$ 11.9	$ 11.9
2008	—	11.9	11.9
2009	—	11.9	11.9
2010	250.0	11.9	261.9
2011	225.0	11.9	236.9

Debt Issuance - In September 2006, ONEOK Partners completed an underwritten public offering of (i) $350 million aggregate principal amount of 5.90 percent Senior Notes due 2012 (the 2012 Notes), (ii) $450 million aggregate principal amount of 6.15 percent Senior Notes due 2016 (the 2016 Notes) and (iii) $600 million aggregate principal amount of 6.65 percent Senior Notes due 2036 (the 2036 Notes and collectively with the 2012 Notes and the 2016 Notes, the Notes). ONEOK Partners registered the sale of the Notes with the Securities Exchange Commission pursuant to a shelf registration statement filed on September 19, 2006.

ONEOK Partners may redeem the Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to the principal amount of the Notes, plus accrued interest and a make-whole premium. The redemption price will never be less than 100 percent of the principal amount of the relevant Notes plus accrued and unpaid interest. The Notes are senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and effectively junior to all of the existing and future debt and other liabilities of ONEOK Partners’ non-guarantor subsidiaries. The Notes are non-recourse to us.

The terms of the Notes are governed by the Indenture, dated September 25, 2006, between ONEOK Partners and Wells Fargo Bank, N.A., as trustee, as supplemented by the First Supplemental Indenture (with respect to the 2012 Notes), the Second Supplemental Indenture (with respect to the 2016 Notes) and the Third Supplemental Indenture (with respect to the 2036 Notes), each dated September 25, 2006. The Indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more additional series. The Indenture contains covenants including, among other provisions, limitations on ONEOK Partners’ ability to place liens on its property or assets and sell and lease back its property.

The Notes are guaranteed on a senior unsecured basis by the Intermediate Partnership. The guarantee ranks equally in right of payment to all of the Intermediate Partnership’s existing and future unsecured senior indebtedness. ONEOK Partners has no significant assets or operations other than its investment in its wholly owned subsidiary, the Intermediate Partnership, which is also consolidated. The Intermediate Partnership holds partnership interests and the equity in ONEOK Partners’ subsidiaries as well as a 50 percent interest in Northern Border Pipeline at December 31, 2006.

The Northern Border Pipeline partnership agreement provides that distributions to Northern Border Pipeline’s partners are to be made on a pro rata basis according to each partner’s percentage interest. The Northern Border Pipeline Management Committee determines the amount and timing of such distributions. Any changes to, or suspension of, the cash distribution policy of Northern Border Pipeline requires the unanimous approval of the Northern Border Pipeline Management Committee. Cash distributions are equal to 100 percent of distributable cash flow as determined from Northern Border Pipeline’s financial statements based upon earnings before interest, taxes, depreciation and amortization less interest expense and maintenance capital expenditures. Loans or other advances from Northern Border Pipeline to its partners or affiliates are prohibited under its credit agreement. After ONEOK Partners completed the sale of a 20 percent partnership interest in Northern Border Pipeline to TC Pipelines in April 2006, the Northern Border Pipeline Management Committee adopted certain changes to its cash distribution policy related to financial ratio targets and capital contributions. The change was to define minimum equity to total capitalization ratios to be used by the Northern Border Pipeline Management Committee to establish the timing and amount of required capital contributions. In addition, any shortfall due to the inability to refinance maturing debt will be funded by capital contributions. At December 31, 2006, ONEOK Partners’ equity in the net assets of Northern Border Pipeline was approximately $438 million.

The 2012 Notes, 2016 Notes and 2036 Notes will mature on April 1, 2012, October 1, 2016, and October 1, 2036, respectively. ONEOK Partners will pay interest on the Notes on April 1 and October 1 of each year. The first payment of interest on the Notes was made on April 1, 2007. Interest on the Notes accrued from September 25, 2006, which was the issuance date of the Notes.

Guardian Pipeline Master Shelf Agreement - At December 31, 2006, Guardian Pipeline had $145.6 million of long-term debt. The notes were issued under a master shelf agreement with certain financial institutions. Principal payments are due annually through 2022. Interest rates on the notes range from 7.61 percent to 8.27 percent, with an average rate of 7.86 percent. Guardian Pipeline’s master shelf agreement contains covenants which are substantially the same as those contained in Guardian Pipeline’s revolving note agreement, as previously described, except that beginning in December 2007, the rate of total indebtedness to EBITDAR may not be greater than 5.75 to 1.

Other - The following estimated fair values of financial instruments represent the amount at which each instrument could be exchanged in a current transaction between willing parties. Based on quoted market prices for similar issues with similar terms and remaining maturities, the estimated fair value of the aggregate of all the senior notes outstanding was approximately $2.04 billion at December 31, 2006. ONEOK Partners presently intends to maintain the current schedule of maturities for the senior notes, which will result in no gains or losses on their respective repayment. The fair value of the Partnership Credit Agreement and the Guardian Pipeline revolving note agreement approximates the carrying value since the interest rates are periodically adjusted to reflect current market conditions.

F. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

ONEOK Partners utilizes financial instruments to reduce its market risk exposure to interest rate and commodity price fluctuations and achieve more predictable cash flows. ONEOK Partners follows established policies and procedures to assess risk and approve, monitor and report its financial instrument activities. ONEOK Partners does not use these instruments for trading purposes.

Cash Flow Hedges - ONEOK Partners’ gathering and processing business periodically enters into commodity derivative contracts and fixed-price physical contracts. ONEOK Partners primarily utilizes NYMEX-based futures, collars and over-the-counter swaps, which are designated as cash flow hedges, to hedge its exposure to volatility in the gross processing spread and natural gas, natural gas liquids and condensate.

Fair Value Hedges - At December 31, 2006, $150 million of fixed rate debt was swapped to floating. The floating rate debt is based on six-month LIBOR. At December 31, 2006, ONEOK Partners recorded a net liability of $3.2 million to recognize the interest rate swaps at fair value. Long-term debt was decreased by $3.2 million to recognize the change in the fair value of the related hedged liability. See Note E for additional discussion of long-term debt.

Based on the actual performance through December 31, 2006, the weighted average interest rate on the $150 million of debt increased from 7.10 percent to 7.97 percent.

Financial Instruments - The approximate fair value of cash and cash equivalents, accounts and notes receivable, accounts payable, and notes payable, is book value due to their short-term nature. The book value of long-term debt is $2.0 billion. The estimated fair value of long-term debt of $2.1 billion has been determined using quoted market prices of the same or similar issues, discounted cash flows, and/or rates currently available to us for debt with similar terms and remaining maturities.

G. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill is the excess of the cost of the acquired interests over the net of the amounts assigned to assets acquired and liabilities assumed. At December 31, 2006, goodwill includes $394.6 million related to ONEOK Partners and $36.8 million related to our investment in ONEOK Partners.

Due to the implementation of EITF 04-5, we recognized $184.8 million in additional goodwill on our Consolidated Balance Sheet. ONEOK Partners’ acquisition of the ONEOK Energy Assets resulted in $214.8 million of additional goodwill on our Consolidated Balance Sheet.

ONEOK Partners’ acquisition of the 66-2/3 percent interest in Guardian Pipeline not previously owned by ONEOK Partners resulted in the recognition of $5.7 million of additional goodwill and reclassification of $1.7 million to goodwill, which had been previously included in our investment in unconsolidated affiliates.

Goodwill increased by approximately $27.9 million relating to the 2003 acquisition of Viking Gas Transmission. In our accounting for the acquisition, ONEOK Partners had allocated the entire purchase price to the fair value of the tangible assets including plant in service. Since that date, ONEOK Partners has determined that the amount of purchase price representing a premium over Viking Gas Transmission’s historic rate base is not being recovered in its rates and, accordingly, should be accounted for as goodwill under Statement 142.

Equity Method Goodwill - For the investments we account for under the equity method, the premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill under Statement 142. Investment in unconsolidated affiliates on our accompanying Consolidated Balance Sheet includes equity method goodwill of $185.6 million as of December 31, 2006.

Intangible Assets

Intangible assets primarily relate to contracts acquired through the acquisition of the natural gas liquids businesses by ONEOK Partners from ONEOK, which ONEOK previously acquired from Koch Industries, Inc. These intangibles assets are being amortized over an aggregate weighted-average period of 40 years. At December 31, 2006 total intangible assets of $450.7 million include:

•	gross intangible assets related to ONEOK Partners of $306.6 million less $11.5 million of accumulated amortization and

•	$155.6 million related to our investment in ONEOK Partners.

Impairment Test

We adopted Statement 142 on January 1, 2002, with a January 1 annual goodwill impairment testing date. In the third quarter of 2006, ONEOK and its subsidiaries, including us, changed its annual goodwill impairment testing date to July 1. Prior to the change ONEOK Partners had segments, and companies within segments, performing the annual goodwill impairment test as of the fourth quarter and as of January 1. The multiple testing dates resulted from ONEOK Partners’ acquisition of the ONEOK Energy Assets in April 2006 and were due to ONEOK’s former gathering and processing, natural gas liquids, and pipelines and storage segments using a January 1 testing date. This change in accounting principle is preferable because (1) ONEOK, which owns us and consolidates us under EITF 04-5, is using a July 1 impairment testing date, (2) the test would be performed at the same time for all ONEOK Partners’ segments, (3) performing the test as of the first day of the third quarter allows adequate time to complete the test while still providing time to report the impact of the test in our periodic filings for the third quarter, and (4) the third quarter is outside the normal operating cycle of most of ONEOK Partners’ segments and coincides with our annual budget process, which results in more detailed budgeting and forecasting information available for use in the impairment analysis. There were no impairment charges resulting from the July 1, 2006, impairment testing, and no events indicating an impairment had occurred subsequent to that date.

H. UNCONSOLIDATED AFFILIATES

Investment in Unconsolidated Affiliates - Our investments in unconsolidated affiliates are shown below.

	Net Ownership Interest	December 31, 2006
	(Thousands of dollars)
Northern Border Pipeline	50%	$437,518
Bighorn Gas Gathering, L.L.C	49%	98,299
Fort Union Gas Gathering, L.L.C.	37%	82,220
Lost Creek Gathering L.L.C. (b)	35%	74,151
Venice Energy Services Company, L.L.C.	10.2%	39,638
Other	Various	17,053

Total		$748,879	(a)

(a)	Equity method goodwill (Note G) was $185.6 million at December 31, 2006.

(b)	ONEOK Partners is entitled to receive an incentive allocation of earnings from third-party gathering service revenue recognized by Lost Creek Gathering L.L.C. As a result of the incentive, ONEOK Partners’ share of Lost Creek Gathering L.L.C. income exceeds its 35 percent ownership interest.

Unconsolidated Affiliates Financial Information - Summarized combined balance sheets for our unconsolidated affiliates are presented below.

December 31, 2006
(Thousands of dollars)
Assets
Current assets	$76,376
Net property, plant and equipment	1,678,099
Other noncurrent assets	24,109

Total assets	$1,778,584

Liabilities
Current liabilities	$240,358
Long-term debt	492,017
Other noncurrent liabilities	2,494
Member's Equity
Accumulated other comprehensive income	978
Owners’ equity	1,042,737

Total liabilities and member’s equity	$1,778,584

I. COMMITMENTS AND CONTINGENCIES

Legal Proceedings - At December 31, 2006, a subsidiary of ONEOK Partners, ONEOK Field Services Company, was a defendant in litigation brought by Praxair, Inc. (Praxair) in which Praxair alleged that ONEOK Field Services Company wrongfully declared force majeure under an agreement with Praxair for delivery of helium. The parties settled this case, and an Order of Dismissal with Prejudice was entered by the District Court of Ellsworth County, Kansas, on July 2, 2007. With the settlement and dismissal, this case has been formally concluded with no material impact to ONEOK Partners.

In addition, we are a party to other litigation matters and claims that are in the normal course of operations. While the results of litigation and claims cannot be predicted with certainty, we believe the final outcome of such matters will not have a material adverse effect on our consolidated results of operations, financial position or liquidity.

Environmental Liabilities - ONEOK Partners is subject to multiple environmental laws and regulations affecting many aspects of its present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous material, and substance management. These laws and regulations generally require ONEOK Partners to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Failure to comply with these laws, regulations, permits and licenses may expose ONEOK Partners to fines, penalties and/or interruptions in its operations that could be material to our results of operations. If an accidental leak or spill of hazardous materials occurs from ONEOK Partners’ lines or facilities, in the process of transporting natural gas or natural gas liquids, or at any facility that it owns, operates or otherwise uses, ONEOK Partners’ could be held jointly and severally liable for all resulting liabilities, including investigation and clean up costs, which could materially affect our results of operations and cash flows. In addition, emission controls required under the federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at ONEOK Partners’ facilities. We cannot assure that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to ONEOK Partners. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers, could have a material adverse effect on our business and financial condition.

Firm Transportation Obligations and Other Commitments - ONEOK Partners has firm transportation agreements with Fort Union Gas Gathering, L.L.C. and Lost Creek Gathering L.L.C. The Fort Union Gas Gathering, L.L.C. agreement expires in 2009 and the Lost Creek Gathering L.L.C. agreement expires in 2010. Under these agreements, ONEOK Partners must make specified minimum payments to Fort Union Gas Gathering, L.L.C. and Lost Creek Gathering L.L.C. each month. At December 31, 2006, the estimated aggregate amounts of such required future payments were $11.8 million for 2007, $11.9 million for 2008, $11.3 million for 2009 and $3.7 million for 2010.

At December 31, 2006, ONEOK Partners has guaranteed certain of its unconsolidated affiliates’ performance in connection with credit agreements that expire in March 2009 and September 2009. At December 31, 2006, guarantees were $4.4 million.

Operating Leases - ONEOK Partners’ future minimum lease payments under non-cancelable operating leases on office space, pipeline equipment, rights-of-way and vehicles as of December 31, 2006, are shown in the table below.

(Thousands of dollars)
2007	$15,893
2008	14,228
2009	12,742
2010	12,531
2011	12,445
Thereafter	7,066

Total	$74,905

J. INCOME TAXES

The following table sets forth the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities for the period indicated.

December 31, 2006
(Thousands of dollars)
Deferred tax assets:
Net operating losses	$8,100

Total deferred tax assets	8,100

Deferred tax liabilities:
Excess of tax over book depreciation and depletion	5,414
Investment in partnerships	22,009
Regulatory assets	2,686

Total deferred tax liabilities	30,109

Net deferred tax (assets)/ liabilities	$22,009

We had available, at December 31, 2006, approximately $8.0 million of tax benefits related to net operating loss carry forwards, which will expire between the years 2022 and 2026. We believe that it is more likely than not that the tax benefits of the net operating loss carry forwards will be utilized prior to their expiration; therefore, no valuation allowance is necessary.

ONEOK Partners GP income tax liabilities have been calculated on a stand-alone basis. All current taxes payable or receivable are due to or from ONEOK and have been included in Due to Parent in the accompanying Consolidated Balance Sheet.

K. RELATED-PARTY TRANSACTIONS

Intersegment and affiliate sales are recorded on the same basis as sales to unaffiliated customers. ONEOK Partners’ gathering and processing business sells natural gas to ONEOK and its subsidiaries. A significant portion of ONEOK Partners’ pipelines and storage sales are to ONEOK and its subsidiaries, which utilize both transportation and storage services. ONEOK Partners’ interstate natural gas pipelines segment provides transportation services to ONEOK and its subsidiaries.

An affiliate of ONEOK enters into some of the commodity derivative contracts on behalf of ONEOK Partners’ gathering and processing business. See Note F for a discussion of ONEOK Partners’ derivative instruments and hedging activities.

As part of the ONEOK Transactions, ONEOK Partners acquired certain contractual rights to the Bushton, Kansas processing plant (Bushton Plant) that is leased by a subsidiary of ONEOK, ONEOK Bushton Processing, Inc. (OBPI). ONEOK Partners’ Processing and Services Agreement with ONEOK and OBPI sets out the terms by which OBPI provides services at the Bushton Plant through 2012. ONEOK Partners has contracted for all of the capacity of the Bushton Plant from OBPI. In exchange, it pays OBPI for all direct costs and expenses of the Bushton Plant, including reimbursement of a portion of OBPI’s obligations under equipment leases covering the Bushton Plant. Volumes available for processing at this straddle plant have declined due to contract terminations and natural field declines, which made it more efficient to process the remaining natural gas at other facilities. On January 1, 2007, the Bushton Plant was temporarily idled. New facilities are being added to the Bushton Plant. The Bushton Plant will resume operations once these facilities are complete and Overland Pass Pipeline begins operating.

ONEOK and its affiliates provided a variety of services to us, including cash management and financing services, employee benefits provided through ONEOK’s benefit plans, administrative services provided by ONEOK employees and management, insurance and office space leased in ONEOK’s headquarters building and other field locations. Where costs were specifically incurred on behalf of an affiliate, the costs were billed directly to the affiliate by ONEOK. In other situations, the costs were allocated to the affiliates through a variety of methods, depending upon the nature of the expense and the activities of the affiliates. For example, a benefit which applied equally to all employees was allocated based upon the number of employees in each affiliate. However, an expense benefiting the consolidated company but having no direct basis for allocation was allocated by the modified Distrigas method, a method using a combination of ratios of gross plant and investment, operating income and wages.

Our cash management function, including cash receipts and disbursements, was performed by ONEOK and these amounts are included in long-term debt due to parent in our Consolidated Balance Sheet. The net amount due to ONEOK was approximately $83.8 million at December 31, 2006, as reflected in our Consolidated Balance Sheet. Amounts payable to ONEOK have no stated maturity date or interest rate. As of December 31, 2006, ONEOK represented the balance due to parent would not be called within a twelve-month period. As a result, the amount classified as due to parent has been classified as a non-current liability in our accompanying Consolidated Balance Sheet. The interest rate was calculated periodically based upon ONEOK’s cost of capital.

L. ONEOK PARTNERS CASH DISTRIBUTION

Cash Distributions - Under the ONEOK Partners’ partnership agreement, distributions are made to the partners with respect to each calendar quarter in an amount equal to 100 percent of available cash. ONEOK Partners’ available cash generally consists of all cash receipts adjusted for cash disbursements and net changes to cash reserves. ONEOK Partners’ available cash will generally be distributed 98 percent to limited partners and 2 percent to us as the general partner. As an incentive, our percentage interest in quarterly distributions is increased after certain specified target levels are met. Under the incentive distribution provisions, we as the general partner receive:

•	15 percent of amounts distributed in excess of $0.605 per unit,
•	25 percent of amounts distributed in excess of $0.715 per unit, and
•	50 percent of amounts distributed in excess of $0.935 per unit.

ONEOK Partners’ income is allocated to the general and limited partners in accordance with their respective partnership ownership percentages. The effect of any incremental income allocations for incentive distributions that are allocated to us as the general partner is calculated after the income allocation for our general partner partnership interest and before the income allocation to the limited partners.

M. SUPPLEMENTAL INFORMATION

The following balance sheet shows the consolidation of the ONEOK Partners GP balance sheet on a stand-alone basis with the balance sheet of ONEOK Partners, as of December 31, 2006.

	ONEOK Partners GP Stand-alone	Consolidation of ONEOK Partners	Consolidated
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$25,947	$21,102	$47,049
Accounts receivable, net	95	298,602	298,697
Affiliate receivables	3,993	83,295	87,288
Gas and natural gas liquids in storage	—	198,141	198,141
Commodity exchanges and imbalances	—	53,433	53,433
Prepaid expenses and other	40	33,388	33,428

Total Current Assets	30,075	687,961	718,036

Property, Plant and Equipment
Property, plant and equipment	—	3,424,474	3,424,474
Accumulated depreciation and amortization	—	660,819	660,819

Net Property, Plant and Equipment	—	2,763,655	2,763,655

Investments and Other Assets
Investments in unconsolidated affiliates	228,527	520,352	748,879
Goodwill and intangible assets	—	882,133	882,133
Other	(2)	26,193	26,191

Total Investments and Other Assets	228,525	1,428,678	1,657,203

Total Assets	$258,600	$4,880,294	$5,138,894

Liabilities and Member’s Equity
Current Liabilities
Current maturities of long-term debt	$—	$11,931	$11,931
Notes payable	—	6,000	6,000
Accounts payable	—	361,967	361,967
Affiliate payables	60,957	20,460	81,417
Commodity exchanges and imbalances	—	175,927	175,927
Other	7,807	89,471	97,278

Total Current Liabilities	68,764	665,756	734,520

Long-Term Debt, net of current maturities	—	2,019,598	2,019,598
Due to Parent	83,846	—	83,846
Deferred Credits and Other Liabilities
Deferred income taxes	22,009	—	22,009
Other liabilities	—	36,818	36,818

Total Deferred Credits and Other Liabilities	22,009	36,818	58,827

Commitments and Contingencies
Minority Interests in Consolidated Subsidiaries	—	2,158,155	2,158,155
Member’s Equity
Paid in capital	42,360	—	42,360
Accumulated other comprehensive loss	—	(33)	(33)
Retained earnings	41,621	—	41,621

Total Member’s Equity	83,981	(33)	83,948

Total Liabilities and Member’s Equity	$258,600	$4,880,294	$5,138,894